Exhibit 99.2

Parker Drilling Announces Cash Tender Offer and Consent Solicitation for 9.125% Senior Notes Due 2018

HOUSTON, January 7, 2014 /PRNewswire/ — Parker Drilling Company (NYSE: PKD) (the “Company”) today announced that it has commenced a cash tender offer to purchase any and all of its outstanding 9.125% Senior Notes due 2018 (“Notes”) and a related solicitation of consents from the holders of the Notes. The offer will expire at 11:59 p.m., New York City time, on February 4, 2014.

Holders of Notes who validly tender, and do not validly withdraw, their Notes on or prior to 5:00 p.m., New York City time, on January 21, 2014 will receive the total consideration of $1,061.98 for each $1,000 principal amount of Notes purchased in the tender offer. This amount includes a consent payment of $30.00 per $1,000 principal amount of Notes accepted for purchase. Holders who validly tender (and do not validly withdraw) Notes after such time but before the expiration date will be eligible to receive $1,031.98 for each $1,000 principal amount of such Notes accepted for purchase.

Tendered Notes may be validly withdrawn and consents may be revoked before 5:00 p.m., New York City time, on January 21, 2014 (unless extended) but not afterwards unless required by law.

In conjunction with the tender offer, the Company is soliciting from holders of the Notes consents to proposed amendments to the indenture governing the Notes, which would eliminate most of the covenants and certain default provisions applicable to the Notes. Adoption of the proposed amendments to the indenture requires the consent of the holders of a majority of the outstanding principal amount of Notes. Each tendering holder will be deemed to have consented to the proposed amendments.

The tender offer is subject to the satisfaction or waiver of certain conditions including the completion of a capital markets transaction on terms and conditions satisfactory to the Company, that provides net proceeds, together with cash on hand and borrowings under the Company’s credit facility, sufficient to pay the total consideration for all tendered Notes and related fees and expenses. Subject to applicable law, the Company may amend, extend or waive conditions to, or terminate, the tender offer.

The Company has retained BofA Merrill Lynch to act as sole dealer manager for the tender offer. Questions or requests for assistance regarding the terms of the tender offer should be directed to BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 387-3907 (collect). Requests for the Offer to Purchase and other documents relating to the tender offer may be directed to D.F. King & Co., Inc., information agent for the tender offer, at (212) 269-5550 (for banks and brokers only) or (800) 628-8536 (for all others).

None of the Company, the dealer manager, the information agent or the depositary makes any recommendation as to whether or not holders should tender their Notes pursuant to the tender offer. Each holder must make its own decision as to whether to tender its Notes and, if so, the principal amount of the Notes to be tendered.

This press release is for informational purposes only and is neither an offer to buy nor solicitation of an offer to sell any securities.

The tender offer is being made pursuant to the terms of the Offer to Purchase and related documents. The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this news release, including but not limited to those relating to the tender offer and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include results of operations, market conditions, capital needs and uses, satisfaction of the financing condition to the tender offer and other risks and uncertainties that are beyond the Company’s control, including those described in the Company’s Form 10-K for the year ended December 31, 2012 and its other filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update forward-looking information.